UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 2, 2015
Date of Report (Date of Earliest Event Reported)

Sun BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-55242	87-0543922
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(352) 745-7665
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2015, Sun BioPharma, Inc. (the “Company”) entered into employment agreements with certain key employees, including our Executive Chairman, Michael T. Cullen, M.D., M.B.A., our President and Chief Executive Officer, David B. Kaysen, and our Chief Financial Officer, Scott Kellen (collectively, the “Executives”).

In addition to the specific terms summarized below, each Executive is eligible to participate in the other compensation and benefit programs generally available to our employees, including our other executive officers. Each employment agreement also includes customary confidentiality, non-competition and non-solicitation covenants.

If an Executives’ employment is terminated by us for any reason other than for “cause” (as defined in the applicable employment agreement) or by the Executive for “good reason” (as defined in the applicable employment agreement), then the Executive will be eligible to receive an amount equal to his respective annualized salary plus an amount equal to a prorated portion of his cash bonus target for the year in which the termination occurred, in addition to other amounts accrued on or before the date of termination. If any such termination occurs within six months prior or two year after a “change of control” (as defined in the applicable employment agreement), then Dr. Cullen and Mr. Kellen would instead receive an amount equal to his respective annualized salary, plus an amount equal to his full cash bonus target for the year in which the termination occurred. Upon a similar termination, Mr. Kaysen would receive an amount equal to 1.5 times his annualized salary, plus an amount equal to his full cash bonus target.

Executive Chairman

For his continued service to the Company as Executive Chairman, Dr. Cullen will receive an initial annualized base salary equal to $384,000. Notwithstanding the foregoing, initially Dr. Cullen will receive monthly cash payments of $7,500 and his remaining salary, equaling $24,500 per month, will be accrued and become payable after the completion of any transaction or series of related transactions involving the issuance of equity securities (including any securities that are convertible into or exercisable for equity securities) resulting in gross cash proceeds of $10,000,000 or more (a “Qualified Financing”).

Starting with the fiscal year ending December 31, 2016, Dr. Cullen will be eligible for a target cash bonus amount equal to no less than 45% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by the compensation committee of our board of directors.

President and Chief Executive Officer

For his continued service to the Company as President and Chief Executive Officer, Mr. Kaysen will receive an initial annualized base salary equal to $420,000. Notwithstanding the foregoing, initially Mr. Kaysen will continue to serve as a part-time employee, pursuant to which he will receive monthly cash payments of $17,500. Upon and after completion of a Qualified Financing, Mr. Kaysen will commence full-time employment and receive payments commensurate with his full salary.

Starting with the fiscal year ending December 31, 2016, Mr. Kaysen will be eligible for a target cash bonus amount equal to no less than 60% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by the compensation committee of our board of directors. Mr. Kaysen is also eligible to receive cash bonuses of (i) $260,000 upon the completion of a Qualified Financing and (ii) $36,000 upon the completion of the objectives specified in his employment agreement.

Upon the completion of a Qualified Financing, Mr. Kaysen will also receive options to purchase an aggregate of 800,000 shares of our common stock at an exercise price to be established at the time of grant. Such options, when issued, are expected to be immediately vested and exercisable with respect to at least 500,000 shares, with the remainder vesting in increments of 100,000 additional shares on each of the six-, twelve-, and eighteen-month anniversaries of the grant date.

Chief Financial Officer

For his continued service to the Company as Chief Financial Officer, Mr. Kellen will receive an initial annualized base salary equal to $240,000, subject to pro ration during any initial period during which he serves as a part-time employee.

Starting with the fiscal year ending December 31, 2016, Mr. Kellen will be eligible for a target cash bonus amount equal to no less than 40% of his base salary. Payment of the bonus amount will be subject to achievement of metrics to be established by the compensation committee of our board of directors.

Upon the completion of a Qualified Financing, Mr. Kaysen will also receive options to purchase an aggregate of 300,000 shares of our common stock at an exercise price to be established at the time of grant. Such options, when issued, are expected to be immediately vested and exercisable with respect to at least 75,000 shares, with the remainder vesting in increments of 75,000 additional shares on each of the six-, twelve-, and eighteen-month anniversaries of the grant date.

The descriptions in this report of the material terms and conditions of the compensatory arrangements with the Executives are qualified by the text of employment agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, and each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Michael T. Cullen, dated December 2, 2015
10.2	Employment Agreement with David B. Kaysen, dated December 2, 2015
10.3	Employment Agreement with Scott Kellen, dated December 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BIOPHARMA, INC.

Date: December 4, 2015	By:	/s/ David B. Kaysen
David B. Kaysen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Employment Agreement with Michael T. Cullen, dated December 2, 2015	Filed Electronically
10.2	Employment Agreement with David B. Kaysen, dated December 2, 2015	Filed Electronically
10.3	Employment Agreement with Scott Kellen, dated December 2, 2015	Filed Electronically